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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 24, 2012, with respect to the consolidated financial statements of First Federal Savings and Loan Association of Port Angeles and Subsidiaries as of June 30, 2012 and 2011, and for each of the three years in the period ended June 30, 2012, which is included in the Registration Statement (Form S-1) of First Northwest Bancorp and related Prospectus for the registration of between 5,950,000 and 9,257,500 shares of common stock.

/s/ Moss Adams LLP

Everett, Washington
November 21, 2012